Exhibit 99.1

Nivalis Therapeutics Reports First Quarter 2016 Financial Results

– Two Phase 2 Studies in Cystic Fibrosis Now Enrolling

BOULDER, Colo., May 2, 2016 –  Nivalis Therapeutics, Inc. (NASDAQ: NVLS), a clinical-stage pharmaceutical company focused on treating people with cystic fibrosis (CF), today reported financial results and recent business highlights for the first quarter 2016. Nivalis continues to advance the clinical development of N91115, a novel stabilizer of the cystic fibrosis transmembrane conductance regulator protein, or CFTR.

“We are making progress toward our goal of improving clinical outcomes for patients with cystic fibrosis with encouraging recruitment in our ongoing Phase 2 study in people who have two copies of the F508del mutation,” said Jon Congleton, president and chief executive officer of Nivalis. “We are also pleased to expand our N91115 clinical program in a Phase 2 study in people who have one copy of the F508del mutation and have a second gating mutation, with the first patient planned for dosing this quarter.” Congleton added.

First Quarter Financial Results

For the first quarter ended March 31, 2016, Nivalis reported a net loss of $7.8 million, or ($0.51) per share compared to a net loss of $4.3 million in the first quarter of 2015. The increased loss, was primarily the result of increased research and development expenses associated with the Phase 2 clinical program, as well as other related development costs for N91115. In addition, general and administrative costs increased, largely related to becoming and operating as a publicly-traded Company as of mid-June 2015.

Cash used in operating activities was $7.0 million during the first quarter. As of March 31, 2016, Nivalis has approximately $80.2 million in cash and marketable securities. Nivalis has no outstanding debt and there are 15.5 million shares of common stock issued and outstanding.

Recent Business Highlights and Upcoming Milestones

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In early March, an independent Data Monitoring Committee (DMC) completed its planned review of the interim safety data from the Company’s ongoing Phase 2 study evaluating the efficacy and safety of N91115 in adult patients who have two copies of the F508del mutation and are being treated with Orkambi™. The DMC concluded there were no safety concerns and the study could proceed with enrolling and randomizing patients in a higher (400mg twice daily) dose cohort of N91115, as planned. The study initially started with 200mg twice daily or placebo cohorts in late 2015. The 135 patient, 12-week, double-blind, randomized, placebo-controlled, parallel group study is designed to compare two doses of N91115, 200mg and 400mg, administered twice daily to placebo when added to Orkambi. The primary clinical efficacy outcome is the absolute change from baseline in percent predicted FEV1 (ppFEV1).  The study has surpassed the halfway point in enrollment and is on track to report results in the fourth quarter of this year. More information on this Phase 2 study is available on ClinicalTrials.gov, reference Identifier: 35T35TUUNCT02589236.N91115UU35T35T.

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Nivalis also initiated, and will soon begin dosing patients in a new Phase 2 trial to evaluate the effect of N91115 in patients who have one copy of the F508del mutation and a second mutation that results in a gating defect in the CFTR protein. This proof-of-concept study is intended to evaluate the efficacy and safety of N91115, 400mg twice daily, in adult patients who have these mutations and who are being treated with Kalydeco™ (ivacaftor).  This multicenter study will randomize approximately 20 CF patients to either N91115 with Kalydeco or placebo with Kalydeco. The primary efficacy endpoint is the within group absolute change from baseline in ppFEV1 in the N91115 treatment group. Data from this study is expected to be presented in the first half of 2017. More information on this Phase 2 study is available on ClinicalTrials.gov, reference Identifier: 35T35TNCT02724527.N9111535T35T.

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David Rodman, M.D. was appointed as chief medical officer and executive vice president of discovery effective April 18th. Dr. Rodman most recently served as chief medical officer and executive vice president, research and development at miRagen Therapeutics. Prior to his role at miRagen, he served as vice president of clinical development at Vertex Pharmaceuticals Inc., where he led teams in the development of Vertex’s cystic fibrosis programs, including Orkambi. These efforts led to Breakthrough Therapy Designation from the U.S. Food and Drug Administration (“FDA”) as well as multiple successful regulatory applications globally. Prior to Vertex, Dr. Rodman held roles of increasing responsibility at the Novartis Institutes for Biomedical Research. He has also served in several academic leadership positions.

About Nivalis Therapeutics, Inc.
Nivalis Therapeutics, Inc. (http://www.nivalis.com) is a clinical stage pharmaceutical company committed to the discovery, development and commercialization of therapeutics for people with CF. In addition to developing innovative solutions intended to extend and improve the lives of people with CF, Nivalis plans to utilize its proprietary S-nitrosoglutathione reductase (GSNOR) inhibitor portfolio to develop therapeutics for other diseases.

About N91115
N91115 works through a novel mechanism of action called GSNOR inhibition that is presumed to modulate the unstable and defective CFTR protein responsible for CF. GSNOR inhibition restores GSNO levels thereby modifying the chaperones responsible for CFTR protein degradation. This stabilizing effect has been shown to increase and prolong the function of the CFTR chloride channel and increase net chloride secretion in preclinical experiments. Nivalis discovered and owns exclusive rights to N91115 in the United States (U.S.) and all other major markets, including U.S. composition of matter patent protection until at least 2031. N91115 was granted Orphan Drug and Fast Track designations by the FDA earlier this year.  Nivalis Therapeutics has completed clinical studies with N91115, including a Phase 1a dose-escalation safety study in healthy volunteers, and a Phase 1b safety study in people with CF who have two copies of the F508del-CFTR mutation. In preclinical studies, N91115 has been shown to increase the function of F508del-CFTR, the mutant protein that is estimated to be present in approximately 86 percent of people with CF in the United States and Europe.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Nivalis’ development plans and potential opportunities, statements regarding completion of enrollment in the ongoing Phase 2 clinical trial and the timing of the release of results of that trial, statements regarding the expected commencement of the second Phase 2 trial, and expectations that early stage clinical trials are indicative of later stage clinical trial results or will result in an approved drug. These forward-looking statements are based on management’s current expectations of future events and involve substantial risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by the forward-looking statements. These risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including that preclinical responses may not be predictive of clinical results, the risk that site initiation and patient enrollment for our clinical trials may take longer than expected, delays in the timing of regulatory filings and approvals, delays in the commercialization or availability of lumacaftor/ivacaftor, and other matters that could affect the completion of the clinical development and commercial potential of the company’s product candidates. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Nivalis’ business in general, see the risk factors contained in the company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2016 and in other reports filed by Nivalis with the Securities and Exchange Commission. All information in this press release is as of the date of this release, and Nivalis undertakes no duty to update or revise this information unless required by law.

Nivalis Therapeutics, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenue	$—	$—

Operating expenses:
Research and development	5,567	3,017
General and administrative	2,367	1,298
Loss from operations	(7,934)	(4,315)
Interest income	96	1
Net loss	$(7,838)	$(4,314)

Weighted average shares outstanding	15,462	2,209
Basic and diluted net loss per share	$(0.51)	$(1.95)

Summary Balance Sheet Data

(in thousands)

	March 31,	December 31,
	2016	2015
Cash, cash equivalents and marketable securities	$80,212	$87,254
Property, plant and equipment, gross	1,670	1,669
Working capital	76,135	83,267
Total assets	80,937	87,909
Stockholders' equity	76,359	83,490

Contacts:

Investor Relations

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jgraziano@troutgroup.com

Media Relations

Lindsay Rocco

1-862-596-1304

lrocco@elixirhealthpr.com